EXHIBIT 10.6

SECOND AMENDMENT TO OFFICE BUILDING LEASE

THIS SECOND AMENDMENT TO OFFICE BUILDING LEASE (this “Amendment” or “Second Amendment”) is made as of September 24, 2010 (the “Effective Date”), by and between HACIENDA PORTFOLIO VENTURE LLC, a Delaware limited liability company (“Landlord”), and ZELTIQ AESTHETICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Crosstown Ventures II, LLC, predecessor-in-interest to Landlord, and Juniper Medical, Inc., predecessor-in-interest to Tenant (“Juniper”) entered into that certain Office Building Lease dated as of December 22, 2006 (“Initial Lease”), as amended by that certain First Amendment to Office Building Lease (the “First Amendment”), by and between Landlord and Juniper, dated as of July 11, 2007 (the Initial Lease as amended, the “Lease”) for approximately 24,328 rentable square feet (the “Current Leased Premises”) in the Building located at 4696-4698 Willow Road, Pleasanton, California (Building One). The term of the Lease is presently scheduled to expire on November 30, 2010.

B. Tenant desires to (i) lease from Landlord approximately 18,292 rentable square feet of additional space (the “Additional Leased Premises”) which encompasses the remainder of the Building, and (ii) extend the term of the Lease for a period of thirty-six (36) months. On the Additional Leased Premises Term Commencement Date (as defined in Paragraph 3 below), the Current Leased Premises and the Additional Leased Premises shall be collectively referred to as the “Leased Premises.”

C. Landlord and Tenant desire to amend the Lease as set forth in this Amendment. Any capitalized term used but not defined herein shall have the meaning given to it in the Lease.

AGREEMENT

1. Recitals. The parties hereby confirm the accuracy of the foregoing Recitals which are incorporated herein by this reference.

2. Leased Premises. Effective as of the Additional Leased Premises Term Commencement Date, the definition of Leased Premises defined in the Basic Lease Information sheet of the Lease shall be deleted in its entirety and replaced with the following:

“Leased Premises: Approximately 42,620 rentable square feet consisting of the entire Building, as outlined on Exhibit A.”

Effective as of the Additional Leased Premises Term Commencement Date, Exhibit A of the Lease with respect to the Leased Premises shall be deleted in its entirety and the floor plan for the Leased Premises shall be as shown on the replacement Exhibit A attached hereto and made a part hereof.

3. Term Commencement. The term commencement date for the Additional Leased Premises shall be the later of (i) the date that Landlord delivers the Additional Leased Premises to Tenant with the Additional Tenant Improvements (as defined in Exhibit F, attached hereto)

for the Additional Leased Premises Substantially Complete (as defined in Exhibit F), or (ii) December 1, 2010 (the “Additional Leased Premises Term Commencement Date”).

4. Term Expiration. The Term Expiration for the Additional Leased Premises and the Current Leased Premises shall be the calendar day preceding the third (3rd) anniversary of the Additional Leased Premises Term Commencement Date; provided, however, that if the Additional Leased Premises Term Commencement Date shall occur on a date other than the first day of a calendar month, the Term Expiration Date shall be the last day of the calendar month in which the third (3rd) anniversary of the Additional Leased Premises Term Commencement Date occurs (the “Term Expiration Date”).

5. Base Rent. The Base Rent for the Current Leased Premises through the day before the Additional Leased Premises Term Commencement Date shall be the amount currently payable by Tenant as set forth in the Lease. The Base Rent for the Leased Premises from the Additional Leased Premises Term Commencement Date through the Term Expiration Date shall be as follows:

Additional Leased Premises Term Commencement Date through the last calendar day of Month 12:	$70,323.00 per month.

Month 13 through Month 24:	$72,454.00 per month.

Month 25 through Term Expiration Date:	$74,585.00 per month.

Notwithstanding the foregoing, Tenant shall not have to pay Base Rent (i) for the first thirty (30) days after the Additional Leased Premises Term Commencement Date, and (ii) for the twenty-fourth (24th) calendar month after the Additional Leased Premises Term Commencement Date; provided, however, Tenant’s Proportionate Share of Increased Basic Operating Cost, if applicable, and other charges set forth in the Lease shall be payable during such free Base Rent periods.

6. Base Year. Effective on the Additional Leased Premises Term Commencement Date, the Base Year for the Leased Premises shall be the calendar year 2011. Accordingly, (a) Tenant shall continue to pay Tenant’s Proportionate Share of Basic Operating Costs with respect to the Current Leased Premises through November 30, 2010 as already set forth in the Lease, (b) Tenant shall have no obligation to pay any Basic Operating Costs for the Current Leased Premises or the Additional Leased Premises during December, 2010 or calendar year 2011, and (c) commencing as of January 1, 2012, Tenant shall pay Tenant’s Proportionate Share of Basic Operating Costs for the Current Leased Premises and the Additional Leased Premises attributable to each Computation Year over Basic Operating Costs for Base Year 2011.

7. Rentable Area. Effective on the Additional Leased Premises Term Commencement Date, the definition of “Rentable Area” set forth in the Basic Lease Information sheet of the Lease shall be deleted in its entirety and replaced with the following:

“Rentable Area:

Leased Premises:	Approximately 42,620 rentable square feet
Building:	Approximately 42,620 rentable square feet
Project:	Approximately 84,320 rentable square feet”

8. Tenant’s Proportionate Share. Effective on the Additional Leased Premises Term Commencement Date, the definition of “Tenant’s Proportionate Share (Building)” and “Tenant’s Proportionate Share (Project)” set forth in the Basic Lease Information sheet of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Proportionate Share (Building):	100.00%

Tenant’s Proportionate Share (Project):	50.55%”

9. Option to Renew.

(a) Effective on the Additional Leased Premises Term Commencement Date, Section 8.1(a) of the Lease, shall be replaced in its entirety with the following (the remainder of Section 8.1 shall remain unchanged, except as set forth below):

“Landlord hereby grants to Tenant one (1) option (the “Option”) to extend the term of this Lease for an additional period of five (5) years (the “Option Term”), all on the following terms and conditions:”

(b) Effective on the Additional Leased Premises Term Commencement Date, Section 8.1(a)(1) of the Lease, as amended by Paragraph 9 of the First Amendment, shall be replaced in its entirety with the following (the remainder of Section 8.1 shall remain unchanged, except as set forth above):

“Tenant shall have the right to exercise the Option, in its sole discretion, for the Leased Premises (meaning the entire Building and not a portion thereof). The Option must be exercised, if at all, by written notice irrevocably exercising the Option (the “Option Notice”) delivered by Tenant to Landlord not earlier than twelve (12) months and not later than nine (9) months prior to the Term Expiration Date (as defined in Paragraph 4 of the Second Amendment). Further, the Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the Term Expiration Date, (i) Tenant is in default under this Lease with any applicable notice and cure periods having expired, (ii) Tenant has assigned this Lease or its interest therein (other than to an affiliate or subsidiary of Tenant), or (iii) Tenant, or Tenant’s affiliate or subsidiary, is in possession of less than fifty percent (50%) of the square footage of the Leased Premises. Provided Tenant has properly and timely exercised the Option, the term of this Lease shall be extended for the period of the Option Term, and all terms, covenants and conditions of this Lease shall remain unmodified and in full force and effect, except that (i) the tenant improvements set forth in Exhibit B, Exhibit F, or Exhibit F shall not apply to the Option Term (Tenant shall accept the Leased Premises in its AS IS condition existing prior to the Option Term), and (ii) the Base Rent for the Leased Premises shall be modified as set forth in subsection 8.1(a)(2) below.”

10. Option to Terminate. Tenant’s option to terminate as set forth in Section 8.3 of the Lease, as amended by the First Amendment, is null and void and of no further force or effect.

11. Parking. Effective on the Additional Leased Premises Term Commencement Date, the definition of “Parking” set forth in the Basic Lease Information sheet of the Lease shall be deleted in its entirety and replaced with the following:

“Parking:	One hundred seventy (170) unreserved, surface parking spaces (based on four (4) parking spaces per one thousand (1,000) rentable square feet).”

12. Additional Tenant Improvements; Acceptance of the Additional Leased Premises. The Contractor (as defined in Exhibit F) shall construct and install the Additional Tenant Improvements (as defined in Exhibit F) in the Current Leased Premises and the Additional Leased Premises, as applicable. Landlord represents and warrants that, as of the Additional Leased Premises Term Commencement Date, the Building systems servicing the Additional Leased Premises, including the HVAC, electrical, plumbing and other equipment shall be in good working order and repair and the Additional Leased Premises shall be in compliance with all governmental regulations, ordinances, and laws existing as of the date hereof, (including without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et seq., as amended (the “ADA”) (collectively, “Applicable Laws”) to the extent necessary for Tenant to obtain a certificate of occupancy, temporary certificate of occupancy, a final permit sign-off, or its legal equivalent (in any event, a “C of 0”) for Tenant’s Permitted Use as set forth in Section 1.16 of the Initial Lease. Subject to the terms and provisions of Section 3.5(a) of the Lease, Landlord shall be responsible for all capital repairs and replacements (as defined by GAAP) with respect to the foregoing Building systems (including the Option Term, if applicable). Except for the Additional Tenant Improvements for the Additional Leased Premises and the representation by Landlord set forth above and further except for latent defects, Tenant accepts the Additional Leased Premises in its existing “AS IS” condition.

13. Security Deposit.

(a) Landlord is currently holding a Security Deposit in the amount of $155,000.00. On the Effective Date set forth above, the amount of the Security Deposit shall be increased from $155,000.00 to $225,340.00. Concurrently with the execution of this Amendment, Tenant shall pay to Landlord the additional Security Deposit of $70,340.00 as additional security for the full and faithful performance of Tenant’s obligations under the Lease. The additional Security Deposit may be delivered by an irrevocable letter of credit as described in Section 5.14(b) of the Lease.

(b) Upon Landlord’s receipt of the additional Security Deposit as set forth above, Section 5.14(c) of the Lease, as amended by the First Amendment, shall be deleted in its entirety and replaced with the following:

“Notwithstanding anything in this Section 5.14 to the contrary, if Tenant has not been in material monetary default under this Lease beyond any applicable notice and cure period prior to the last day of the twenty-third (23rd) full calendar month after Additional Leased Premises Term Commencement Date, the amount of the Security Deposit shall be reduced by $70,340.00 (from $225,340.00 to $155,000.00) on the last day of the twenty-third (23rd) full calendar month after Additional Leased Premises Term Commencement Date.”

14. Permitted Use. Effective as of the Additional Leased Premises Term Commencement Date, the definition of “Permitted Use” in Section 1.16 of the Lease shall be deleted in its entirety and replaced with the following:

“Permitted Use” shall mean (i) general office, (ii) research laboratory, (iii) light manufacturing, storage, and warehousing of medical products, (iii) treatment facility for patients, (iv) offices of any health care professionals, and (v) any other related incidental lawful use; provided, however, that Permitted Use shall not include (a) offices or agencies of any foreign government or political subdivision thereof; (b) offices of any agency or bureau of any state, county or city government; (c) schools or other training facilities which are not ancillary to corporate, executive or professional office use or clinical research or patient treatment use; or (d) retail or restaurant uses.”

Notwithstanding the foregoing, in order for Tenant to be able to use the Leased Premises for permitted use (iii) and (iv) above, Tenant may be required, among other things, to obtain a conditional use permit and various regulatory approvals. Landlord agrees to use commercially reasonable efforts to assist Tenant in obtaining the foregoing approvals provided that Tenant reimburses Landlord for its time, costs and expenses.

15. Research and Treatment Facility Sublease. Landlord agrees that (A) if Tenant obtains a conditional use permit and all regulatory approvals required to be able to use the Leased Premises for the Permitted Uses set forth in (iii) and (iv) in Paragraph 14 above, and (B) if Tenant desires to sublease any portion of the Current Leased Premises and/or the Additional Leased Premises (but in no event in excess of a total of 3,000 rentable square feet) to any third party or parties authorized under applicable laws for the purpose of operating a clinical research facility and/or a treatment facility for patients therein (“Research and Treatment Facility”), such sublease request for a Research and Treatment Facility shall be subject to the terms and provisions of Section 5.6 of the Lease, except that such request (w) shall not be subject to Landlord’s right of recapture pursuant to Section 5.6(c)(i) of the Lease, (x) shall not be subject to Landlord’s determination as to the financial condition of the proposed subtenant(s), (y) shall be approved or disapproved by Landlord in writing within fourteen (14) days from the date Landlord receives Tenant’s written request to sublease, such approval not to be unreasonably withheld, and (z) shall not be subject to Landlord’s right to sublease profits pursuant to Section 5.6(e) of the Lease. The special sublease right set forth in this Paragraph 15 may only be exercisable by the originally named Tenant under this Amendment.

16. Surrender of Leased Premises. Notwithstanding anything to the contrary contained in the Lease, (i) Tenant shall have no obligation and/or requirement to remove any improvements, alterations, additions, and/or modifications existing on the Additional Leased Premises Term Commencement Date (including the Additional Tenant Improvements) from the Leased Premises on the Term Expiration Date or earlier termination of the Lease, and (ii) any and all alterations, additions or improvements made to the Leased Premises by Tenant after the Effective Date set forth above shall become the property of Landlord upon installation and shall be surrendered to Landlord without compensation to Tenant upon the termination of the Lease by lapse of time or otherwise unless Landlord conditioned its approval of such alterations, additions or improvements on Tenant’s agreement to remove them on the Term Expiration Date or earlier termination of the Lease.

17. Effect of Amendment. Except to the extent the Lease is expressly modified by this Amendment, the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail.

18. Authority. If Tenant is a corporation, partnership, trust or other entity, Tenant and each person executing this Amendment on behalf of Tenant hereby covenants and warrants that (i) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation; (ii) Tenant has and is duly qualified to do business in the State of California; (iii) Tenant has full corporate, partnership, trust or other appropriate power and authority to enter into this Amendment and to perform all of Tenant’s obligations under the Lease, as amended by this Amendment; and (iv) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

19. Representations and Warranties. Tenant hereby represents, warrants and agrees that as of the date hereof: (i) to Tenant’s knowledge, there exists no default under the Lease, as amended by this Amendment; (ii) the Lease, as amended by this Amendment, continues to be a legal, valid and binding agreement and obligation of Tenant; (iii) Landlord is not in default under the Lease, as amended by this Amendment; and (iv) Tenant has no offset or defense to its performance or obligations under the Lease, as amended by this Amendment.

20. Confidentiality Provision. Tenant and its employees and agents agree to keep the terms of this Amendment and all documentary or verbal information concerning the circumstances leading to or surrounding this Amendment absolutely confidential and will not publicize or disclose such confidential information to anyone, except his or her own attorneys, accountants or tax preparers, pursuant to court order, or if advised by legal counsel that such disclosure is legally required.

21. Brokers. Tenant represents and warrants to Landlord that CB Richard Ellis (“Tenant’s Broker”) is the only agent, broker, finder or other similar party with whom Tenant has had any dealing in connection with the negotiation of this Amendment and the consummation of the transaction contemplated hereby. Landlord represents and warrants to Tenant that CB Richard Ellis (“Landlord’s Broker”) is the only agent, broker, finder or other similar party with whom Landlord has had any dealing in connection with the negotiation of this

Amendment and the consummation of the transaction contemplated hereby. Except for Tenant’s Broker and Landlord’s Broker, the parties hereby agree to indemnify, defend and hold each other free and harmless from and against liability for compensation or charges which may be claimed by any agent, broker, finder or other similar party by reason of any dealings with or actions of such party in connection with the negotiation of this Amendment and the consummation of this transaction, including any costs, expenses and attorney’s fees incurred with respect thereto.

22. Counterparts; Signatures. This Amendment may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Amendment had been delivered. Landlord and Tenant (i) intend to be bound by the signatures on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Amendment based on the foregoing forms of signature.

23. Governing Law. This Amendment and any enforcement of the agreements set forth above shall be governed by and construed in accordance with the laws of the State of California.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Amendment is being executed by the parties on the date set forth above.

“LANDLORD”:

HACIENDA PORTFOLIO VENTURE LLC, a Delaware limited liability company

By:	EPI Hacienda LLC, a California limited liability company Its Managing Member

	By:	Ellis Partners LLC, a California limited liability company Its Manager

		By:	/s/ James F. Ellis
Name: James F. Ellis
Title: Managing Member

“TENANT”:

ZELTIQ AESTHETICS, INC., a Delaware corporation

By:	/s/ John Howe
Name: John Howe
Title: CFO

EXHIBIT A

FLOOR PLAN OF THE LEASED PREMISES

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EXHIBIT F

ADDITIONAL TENANT IMPROVEMENTS

1. Additional Tenant Improvements. Landlord shall select a contractor (the “Contractor”) to construct and install the Additional Tenant Improvements (as defined below). The Contractor, at Landlord’s sole cost and expense, shall construct and install the tenant improvements (the “Additional Tenant Improvements”) in the Current Leased Premises and the Additional Leased Premises, as applicable, with Building standard materials, substantially in accordance with the space plan labeled SP-2 prepared by ID/Architecture, dated 6-29-10 (“Tenant’s Plans”) attached to this Exhibit F as Exhibit F-1. Notwithstanding the foregoing, the parties agree that any improvement or installation that is not referenced in Exhibit F-1 shall be Tenant’s responsibility, including, without limitation, additional (or relocation of) phone and data cabling, Tenant’s security system, telephone conduits, furniture, fixtures, and equipment, or any specialized improvements. Landlord shall cause the preparation of construction documents (the “Construction Documents”) consistent with Tenant’s Plans, which shall be subject to Tenant’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and upon such approval shall be known as the “Final Construction Documents.” In addition to the foregoing, as it relates to the transformer noise in the warehouse, if the noise cannot be reduced, in Tenant’s reasonable determination, Tenant may request, in writing to Landlord, that Landlord (at Landlord’s sole cost) install a door to the existing cased opening in the room to mitigate the noise, which door shall be installed, by Landlord as part of the Additional Tenant Improvements.

2. Permits. Landlord, at its sole cost and expense, shall secure all permits and the approval of all government authorities with jurisdiction over the Building with respect to the construction of the Additional Tenant Improvements; provided, however, if needed, Tenant shall cooperate fully with Landlord with respect to the foregoing.

3. Landlord’s Review. Landlord’s review and approval of Tenant’s Plans shall not constitute, and Landlord shall not be deemed to have made, any representation or warranty as to the suitability of the Leased Premises or the Additional Tenant Improvements for Tenant’s business requirements.

4. Construction. The Additional Tenant Improvements in the Leased Premises shall be completed in accordance with the Final Construction Documents by the Contractor in a good and workmanlike manner and in compliance with Applicable Laws.

5. Landlord’s Contribution. Landlord shall pay for the costs of preparing the Construction Documents, obtaining permits, and for the costs of constructing the Additional Tenant Improvements.

6. Changes. If Tenant requests any change in the Final Construction Documents, Tenant shall request such change in a written notice to Landlord; provided, however, Tenant shall, at its sole cost, pay for all costs to the extent such changes actually increase the cost to Landlord to complete the Additional Tenant Improvements. Landlord acknowledges that Tenant may select materials and finish (“Tenant Selected Materials and Finish”) that are above

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Building standard materials (described in Paragraph 1 above) in which event such materials and finish shall be incorporated in Tenant’s Plans and the Construction Documents; provided, however, the difference in cost (if greater) between the Tenant Selected Materials and Finish and the Building standard materials shall be paid solely by Tenant. Landlord further acknowledges that Landlord has approved the materials and finishes already selected by Tenant as more particularly set forth on Exhibit F-1.

7. Requirements for Work Performed by Tenant. All other work performed at the Building or in the Project by Tenant or Tenant’s contractor or subcontractors prior to the Additional Leased Premises Term Commencement Date (including all fit-up work) shall be subject to the following additional requirements:

(a) Such work shall not proceed until Landlord has approved in writing (which approval such not be unreasonably withheld, conditioned or delayed): (i) the amount and coverage of public liability and property damage insurance, with Landlord named as an additional insured, on such liability coverage carried by Tenant’s contractor, (ii) complete and detailed plans and specifications for such work, and (iii) a schedule for the work.

(b) All work shall be done in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any case, all such work shall be performed in accordance with all applicable laws. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant’s failure to comply with applicable laws.

(c) Tenant or Tenant’s contractor shall arrange for necessary utility, hoisting and elevator service, on a nonexclusive basis, with Landlord. Landlord agrees to cooperate reasonably with Tenant in connection therewith and not to charge Tenant or impose any fee for Tenant’s use thereof.

(d) Tenant shall be responsible for cleaning the Additional Leased Premises, the Building and the Project and removing all debris in connection with its work, except for work performed by the Contractor. All completed work shall be subject to inspection and acceptance by Landlord.

(e) Landlord shall not unreasonably withhold, delay or condition to any consent or approval that is required hereunder.

8. Tenant Delay. If the completion of the Additional Tenant Improvements is actually delayed (i) at the request, in writing, of Tenant, (ii) by Tenant’s failure to comply with the provisions herein (including failure to pay any sums payable by Tenant, failure to provide or approve certain items within the time periods specified herein, or failure to comply with the early access terms and conditions) or failure to reasonably cooperate with Landlord, (iii) by changes in the Tenant’s Plans ordered by Tenant in writing or by extra work ordered by Tenant, (iv) because Tenant chooses to have additional work performed by Landlord (collectively, “Tenant Delay”), then Tenant shall be responsible for all out-of-pocket costs and any expenses occasioned by such Tenant Delay including, without limitation, any costs and expenses attributable to increases in

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labor or materials (which payment shall be made by Tenant within thirty (30) days of receipt by Tenant of copies of invoices and supporting documentation in connection therewith); and, if such delay actually delays the Additional Leased Premises Term Commencement Date, then the Additional Leased Premises Term Commencement Date shall be the date that would have been the Additional Leased Premises Term Commencement Date but not for Tenant’s Delay.

9. Substantial Completion. “Substantial Completion” shall mean (and the Additional Leased Premises shall be deemed “Substantially Complete”) when installation of the Additional Tenant Improvements for the Additional Leased Premises by the Contractor has occurred in accordance with the provisions of this Exhibit F, subject to the completion of punchlist items (as described below). Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete punchlist items or similar corrective work.

10. Punchlist. Upon Substantial Completion of the Additional Leased Premises, Landlord and Tenant shall inspect the Additional Leased Premises together and prepare a punchlist. The punchlist shall list incomplete, minor or insubstantial details or construction and needed finishing touches that do not unreasonably interfere with Tenant’s intended use of the Additional Leased Premises. Landlord shall complete the punchlist items in an expeditious manner in no event later than thirty (30) days after the Additional Leased Premises Term Commencement Date (however, if the nature of Landlord’s obligation to complete a specific punchlist item is such that more than thirty (30) days after the Additional Leased Premises Term Commencement Date are reasonably required for its performance, then Landlord shall not be in breach of this Paragraph 10 if performance is commenced within such the time period set forth above and thereafter diligently pursued to completion).

11. Tenant’s Occupation of Current Leased Premises During Construction. Tenant is presently in occupation of the Current Leased Premises and therefore the construction of the Additional Tenant Improvements shall take place during Tenant’s occupation. Tenant, at its sole cost, shall be responsible for moving, if applicable, any of its furniture, fixtures, and equipment required with respect to the construction of the Additional Tenant Improvements, and Tenant shall cooperate with Landlord in order to make the completion of the construction of the Additional Tenant Improvements as efficient as reasonably possible. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupation of the Current Leased Premises during construction of the Additional Tenant Improvements and all materially disruptive work shall take place after normal business hours; however, Tenant understands that some noise and dust will be unavoidable, and Tenant also understands that some portions of the Current Leased Premises must be cordoned off and cannot be used by Tenant during construction of the Additional Tenant Improvements. Landlord shall not be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed under the Lease by reason of the construction of the Additional Tenant Improvements.

12. Early Access. Tenant shall be given access to the Additional Leased Premises approximately thirty (30) days prior to the estimated Additional Leased Premises Term Commencement Date in order for Tenant to install Tenant’s furniture, trade fixtures, and equipment. From the date Tenant is given early access to the Additional Leased Premises as set forth above through the actual Additional Leased Premises Term Commencement Date, Tenant

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shall be subject to all of the covenants in the Lease, except that Tenant’s obligation to pay Base Rent for the Additional Leased Premises shall commence in accordance with Paragraph 5 of the Second Amendment; provided, however, (i) Tenant shall exercise such right of access in a manner that comports with the requirements of all relevant insurance policies, (ii) Tenant (and Tenant’s contractors, vendors, agents, and employees) shall not disrupt or delay the performance of the Additional Tenant Improvements, and (iii) Tenant (and Tenant’s contractors, vendors, agents, and employees) shall in no event give directions to (or otherwise interfere with) any parties performing the Additional Tenant Improvements. Tenant shall indemnify and hold the Landlord free and harmless from any and all liens, costs, and liabilities or expenses incurred in connection with any early access of Tenant.

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EXHIBIT F-1

TENANT’S PLANS